Exhibit 99.1

SIZELER ANNOUNCES THAT REVISED

COMPSON OFFER IS NOT SUPERIOR

NEW ORLEANS, September 25, 2006 — Sizeler Property Investors, Inc. (NYSE: SIZ) announced today that it had received a revised non-binding term sheet from Compson Holding Corporation. The Board of Directors has unanimously determined that the revised Compson bid is less favorable to Sizeler’s stockholders than the merger with Revenue Properties Company Limited. This determination was made by the Board after taking into account all legal, financial, regulatory, timing and similar aspects of the Compson bid and after consultation with its outside legal counsel and financial advisors. As a result, Sizeler intends to proceed as rapidly as possible with the proposed merger with Revenue Properties and expects to mail its proxy statement shortly.

In particular, the Board noted the following:

•	The Compson bid is structured as a purchase of Sizeler’s real estate holdings and not as a bid for the shares of the Company, thereby requiring the Company to be responsible for a substantial amount of liabilities and expenses that must be paid as a result of a liquidation and wind down of the Company.
•	Compson estimates that its latest proposal provides a value to Sizeler stockholders of approximately $15.60 per share, but the Company believes that the estimate does not account for all liabilities, expenses and reserves that would be required to wind down and liquidate the Company.
•	The risks and uncertainties relating to liabilities and expenses not included in the Compson estimate would be borne by Sizeler and its stockholders.
•	The amount that initially could be paid to stockholders under the Compson proposal is estimated by the Company and its financial advisors to be less than $15.00 per share.
•	A portion of the cash from Compson would need to be held in a reserve for contingencies of the Company and not distributed to stockholders for a period of up to three years.
•	The term sheet remains subject to completion of definitive documentation and other steps, which the Company believes would create risk for completion and timing of the transaction.

Given all of these factors, the Board concluded that the merger with Revenue Properties continues to be the best option available to its stockholders and that stockholders therefore should be given the opportunity to consider and vote on that transaction. The Company’s proxy statement will provide further detail regarding its analysis of the Compson proposal.

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Sizeler Property Investors, Inc. is an equity real estate investment trust (REIT) that invests in retail and apartment properties in the southeastern United States. The Company currently owns thirty properties — sixteen in Louisiana, ten in Florida and four in Alabama. The Company’s properties consist of two regional enclosed malls, thirteen retail shopping centers and fifteen apartment communities.

Caution Required by Certain Securities and Exchange Commission Rules

In connection with the proposed merger with Revenue Properties Company Limited, Sizeler Property Investors, Inc. filed a preliminary proxy statement on August 31, 2006 with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders can obtain a free copy of the proxy statement and other documents filed by Sizeler Property Investors, Inc. with the Securities and Exchange Commission at the Securities and Exchange Commission’s website at http://www.sec.gov. Free copies of the proxy statement and other documents filed by Sizeler Property Investors, Inc. with the Securities and Exchange Commission may also be obtained from Sizeler Property Investors, Inc. by directing a request to Thomas A. Masilla, Jr., President and Chief Operating Officer, Sizeler Property Investors, Inc., 2542 Williams Boulevard, Kenner, LA 70062 (telephone number: (504) 471-6200).

Sizeler Property Investors, Inc. and its directors and its executive officers may be deemed, under Securities and Exchange Commission rules, to be soliciting proxies from Sizeler Property Investors, Inc.’s stockholders in favor of the proposed merger. Information regarding the interests of these persons in the solicitation is more specifically set forth in the preliminary proxy statement concerning the proposed merger that was filed by Sizeler Property Investors, Inc. on August 31, 2006 with the Securities and Exchange Commission, which is available free of charge from the Securities and Exchange Commission or from Sizeler Property Investors, Inc. as indicated above.